UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☒
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

MEDALLION FINANCIAL CORP.
(Name of Registrant as Specified In Its Charter)
BIMIZCI Fund LLC Warnke Investments LLC ZimCal Asset Management LLC Stephen Hodges Eric Kelly John Kiernan Timothy Shanahan
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
-with copies to-
Peter D. Fetzer Foley & Lardner LLP 777 East Wisconsin Avenue Suite 3800 Milwaukee, WI 53202-5306 (414) 297-5596
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

BIMIZCI FUND LLC
BIMIZCI Fund LLC, Warnke Investments LLC, ZimCal Asset Management LLC, and Stephen Hodges (collectively, “BIMIZCI”) are attaching hereto a press release issued on May 14, 2026 regarding BIMIZCI's nomination of three directors to the board of directors of Medallion Financial Corp.
Important Information
BIMIZCI Fund LLC, Warnke Investments LLC, ZimCal Asset Management LLC, and Stephen Hodges (collectively, “BIMIZCI”) have nominated individuals as nominees to the board of directors of Medallion Financial Corp. (the “Company”) and intend to solicit votes for the election of those individuals, Eric Kelly, John Kiernan, and Timothy Shanahan as members of the Company’s board of directors (the “Nominees”).  BIMIZCI will send a definitive proxy statement, proxy card and related proxy materials to shareholders of the Company seeking their support of the Nominees at the Company’s 2026 annual meeting of stockholders.  Stockholders are urged to read the definitive proxy statement and proxy card because they contain important information about the Nominees, the Company and related matters.  Shareholders may obtain a free copy of the definitive proxy statement and proxy card and other documents filed by BIMIZCI with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov.  Shareholders may also direct a request to Sodali & Co LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing zimcal@info.sodali.com.
Participants in Solicitation
The following persons are participants in the solicitation by BIMIZCI: BIMIZCI Fund LLC, Warnke Investments LLC, ZimCal Asset Management LLC, Stephen Hodges, Eric Kelly, John Kiernan, and Timothy Shanahan.  The participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock. BIMIZCI filed a definitive proxy statement under cover of Schedule 14A on May 8, 2026 (the “Definitive Proxy Statement”). Information regarding the participants and their interests is contained in the Definitive Proxy Statement.